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                                                                      EXHIBIT 10

                                    HCA INC.
                       2004 PERFORMANCE EXCELLENCE PROGRAM

PURPOSE AND ADMINISTRATION OF THE PROGRAM

The 2004 Performance Excellence Program (the "Program") has been established by HCA Inc. (the "Company") to encourage outstanding performance from employees of its subsidiaries or affiliates who are in a position to make substantial contributions to the success of the Company. Awards paid to Covered Officers(1) will be made pursuant to the Company's 2000 Equity Incentive Plan (the "2000 Plan") and are governed by the terms of the 2000 Plan. In the event of any inconsistency between the terms of the Program with respect to such awards and the 2000 Plan, the terms of the 2000 Plan shall govern. Subject to the foregoing and applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any award shall be within the sole discretion of the Compensation Committee (the "Committee"), may be made at any time and shall be final, conclusive and binding upon all persons.

PARTICIPATION

All regular/corporate payroll Director and above employees with at least three months employment (a "Participant") with the Company during 2004 (the "Fiscal Year") are eligible to receive an award pursuant to the Program.

INCENTIVE CALCULATION AND PAYMENT OF AWARDS

The Committee will make awards pursuant to the Program on such terms as it may prescribe based on the performance criteria set forth below and such other factors as it may deem appropriate. Awards will be made as soon as practicable after financial results for the Fiscal Year are known, but in no event later than ninety (90) days after the end of the Fiscal Year. No awards will be paid to a Participant if the Committee determines that the Participant's conduct during the Fiscal Year was inconsistent with the Company's stated mission and values, the Code of Conduct or the Corporate Integrity Agreement. Awards pursuant to the Program will be paid in cash and on such other terms as the Committee may prescribe. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of Participant's employment prior to the end of the Fiscal Year, other than for reasons of death or Disability (as defined in the 2000 Plan) will result in the forfeiture of the award by the Participant, and no payments shall be made with respect thereto. This Program is not a "qualified" plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

                                             FINANCIAL
                                 -------------------------------
                                 EBITDA        EPS(2)      OTHER       NON-FINANCIAL
                                 ------        ------      -----       -------------
      Covered Officers             --           100%         --              --
      Senior Officers              --           100%         --              --
      Corporate - Other            --            25%         25%             50%
      Hospital/Division            70%(3)                    --              30%
      Officers
      PAS, Managed Care            --            --          75%             25%

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(1) Covered Officers shall have the meaning set forth in the 2000 Plan.

(2) For the purposes of this calculation EPS is net income excluding; settlements with government agencies, gains or losses on sales of facilities, impairment of investment securities, impairment of long-lived assets, restructuring of operations and investigation costs, losses on retirement of debt and the related tax effect on all these items. This adjusted net income amount would then be divided by diluted shares(including the dilutive effect of options, warrants and other increments) to compute EPS.

(3) Based on Division, Market and/or Hospital EBITDA, as applicable.


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Adjustments for Unusual or Nonrecurring Events

The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, any subsidiary or affiliate, or the financial statements of the Company or any subsidiary or affiliate, or changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program. The Committee is also authorized to adjust performance targets or awards (other than with respect to performance awards to Covered Officers) to avoid unwarranted penalties or windfalls. Performance awards to Covered Officers may be reduced, but not increased, in the sole discretion of the Committee in order to avoid unwarranted windfalls. Notwithstanding anything to the contrary, no such adjustment shall be authorized to the extent that such authority would be inconsistent with an award to a Covered Officer being paid solely on account of the attainment of pre-established, objective performance goals, all within the meaning of the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

No Right to Employment

The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or affiliate.

No Trust or Fund Created

Neither the Program nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.

No Rights to Awards

No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant.